UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 12, 2015

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	000-23017	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

99 Wood Avenue South, Suite 302 Iselin, NJ		08830
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (732) 549-0919

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement

On September 23, 2014, Echo Therapeutics, Inc. (“Echo” or the “Company”) announced that, as it believed that its current liquidity was insufficient to fund its needs beyond September 30, 2014, it was suspending its product development, research, manufacturing and clinical programs and operations to conserve its liquidity and capital resources. The workforce reduction due to the suspension of operations comprised approximately 70% of Echo’s workforce, leaving only administrative personnel.  Affected employees were notified on September 23, 2014. The employees whose employment was terminated as part of the workforce reduction were not offered severance pay. The Company indicated that they could possibly incur additional costs not currently contemplated due to events that may occur as a result of, or that were associated with, the workforce reduction.

At the time of the work force reduction announcement, Platinum Management (NY) LLC, together with its affiliates, a significant stockholder of the Company (“Platinum”), was in the process of engaging in a proxy contest with the Company pursuant to which it sought to ultimately remove three of the then-current directors of the Company.  In conjunction therewith, Platinum provided $500,000 on a non-recourse basis (the “Loan”) to two of the Company’s directors whose removal Platinum was not seeking, namely Michael Goldberg and Shepard Goldberg (collectively, the “Goldbergs”).  Proceeds of the Loan were utilized for retaining certain key employees and for research and technology initiatives, all for the benefit of the Company.  A small portion of the Loan has not yet been disbursed, which the Goldbergs have agreed to provide to the Company.  At the time of the Loan, the Goldbergs agreed that, should the Loan ultimately benefit the Company, they would use their best efforts to cause the Company to issue equity to Platinum as consideration for making the Loan.

In December 2014, as part of a negotiated settlement agreement, the three directors whom Platinum sought to remove resigned as directors and Platinum agreed to make a direct investment in the Company.  In connection with the proxy contest, Platinum expended $550,000 on legal representation and related expenses (the “Expenses”). In its proxy statement, Platinum advised stockholders that it would pay all the costs associated with the solicitation of proxies, but would seek reimbursement from the Company, and not submit such reimbursement to a vote of stockholders.

On February 12, 2015, the Company agreed to reimburse Platinum for the Loan and the Expenses. In this regard, the Board of Directors of the Company determined that both the Loan and Expenses together resulted in the Company being able to continue operations and put into place a strong management team.  Pursuant to a Reimbursement Agreement, dated February 12, 2015 (the “Reimbursement Agreement”), Platinum will receive 548,177 shares of Series F Convertible Preferred Stock (“Series F Preferred Stock”) and Warrants (“Warrants”) to purchase 333,333 shares of common stock of the Company (“Common Stock”).  Each share of Series F Preferred Stock is convertible into one share of Common Stock.  The Warrants shall expire in five years from the date of issuance and have a $3.00 per share exercise price. Additionally, the Company agreed to re-price 700,000 warrants, originally disbursed to Platinum in connection with its August 31, 2012 Loan Agreement, currently priced in the $20.00 to $22.70 range per share, to $7.50 per share. The Series F Preferred Stock and the Warrants will not be convertible or exercisable if the conversion would result in the holder beneficially owning more than 19.9% of the then outstanding shares of Common Stock of the Company, unless stockholder approval has been obtained for the issuance of the shares of Common Stock issuable upon conversion of the Preferred Stock or exercise of the Warrants in accordance with Nasdaq rules.  The Certificate of Designations for the Series F Preferred Stock contains customary provisions, as well as an additional restriction on conversion such that the Series F Preferred Stock will not be convertible if the conversion would result in the holder beneficially owning more than 9.9% of the then outstanding shares of the Company; provided that upon 61 days’ notice from the holder to the Company such provision shall no longer be applicable.  Reference is made to the Certificate of Designations of Series F Preferred Stock, Form of Warrant and Reimbursement Agreement for the complete terms thereof, copies of which are filed as Exhibits 3.1, 4.1, and 10.1 hereto, respectively, and incorporated herein by reference.

Item 3.02          Unregistered Sales of Equity Securities

    The information set forth in Item 1.01 above regarding the Company’s issuance of the Preferred Stock and the Warrants is hereby incorporated into this Item 3.02.  The shares of Series F Preferred Stock and the Warrants shall be offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof.

Item 9.01           Financial Statements and Exhibits.

(d)           Exhibits

3.1           Certificate of Designations of Series F Convertible Preferred Stock
4.1           Form of Warrant to Purchase Common Stock
10.1         Reimbursement Agreement, dated as of February 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: February 18, 2015	By: /s/ Alan W. Schoenbart
Alan W. Schoenbart
Chief Financial Officer